EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
May 22, 2018	fcooper@tollbrothers.com

TOLL BROTHERS REPORTS FY 2018 2ND QTR RESULTS

HORSHAM, PA, May 22, 2018 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for its second quarter ended April 30, 2018.

FY 2018’s Second Quarter Financial Highlights (Compared to FY 2017’s Second Quarter):

•	Net income was $111.8 million, or $0.72 per share diluted, compared to net income of $124.6 million, or $0.73 per share diluted, in FY 2017’s second quarter

•	Pre-tax income was $152.7 million, compared to $199.2 million

•	Impairments were $13.8 million compared to $4.3 million

•	Income from unconsolidated entities was $2.6 million compared to $45.9 million

•	Other income was $15.8 million compared to $14.0 million

•	Revenues were $1.60 billion, the highest second quarter ever - up 17%; home building deliveries were 1,886 units - up 15%

•	Net signed contract value was $2.38 billion, the highest quarter ever - up 18%; contract units were 2,666 - up 6%

•	Per-community net signed contracts were 9.04 per community - up 16% - the highest second quarter since FY 2005

•	Backlog value at second-quarter end rose to $6.36 billion, the highest second quarter ever - up 27%; units totaled 7,030 - up 17%

•	Gross margin, as a percentage of revenues, was 18.8%

•	Adjusted Gross Margin, which excludes interest and inventory write-downs (“Adjusted Gross Margin”), was 22.5%

•	SG&A, as a percentage of revenues, was 10.4%

•	Income from operations was 8.4% of revenues

In Addition, the Company:

•	Increased its dividend in April to $0.11 per share from $0.08 per share

•
Repurchased approximately 1.8 million shares of its common stock at an average price of $45.44 per share for a total purchase price of approximately $81.5 million in its second quarter and approximately 6.2 million shares at an average price of $46.86 per share for a total purchase price of approximately $291.5 million to-date in FY 2018

FY 2018 Financial Guidance (Subject to the Forward-Looking Statement Below):

•
Full FY 2018 deliveries of between 8,000 and 8,500 units with an average price of between $830,000 and $860,000; third-quarter deliveries of between 2,100 and 2,200 units with an average price of between $830,000 and $850,000

•	FY Adjusted Gross Margin of between 23.75% and 24.25% of revenues; third-quarter Adjusted Gross Margin of 23.4%

•	FY SG&A, as a percentage of FY revenues, of approximately 10.0%; third-quarter SG&A, as a percentage of third-quarter revenues, of approximately 9.6%

•	FY Other income and Income from unconsolidated entities of between $130 million and $160 million, with approximately $20 million in the third quarter

•	FY tax rate of between 23% and 25%; third-quarter tax rate of approximately 27.5%

Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “Our double-digit dollar growth in revenues, contracts and backlog reflects the health of the luxury new home market. We had another solid spring selling season. The value of signed contracts, the highest quarter in our history, rose 18% in dollars on a 6% increase in units. On a same-store-basis, signed contracts of 9.04 per community were up 16% from last year and the highest for a second quarter since FY 2005. This was our eighth consecutive quarter of year-over-year same-store contract growth.

“Revenues rose 17% this quarter with increases in every region. California revenues rose 17% and was our largest region, producing 27% of total revenues. The North was up 19%, the Mid-Atlantic was up 13%, the South was up 23%, the West was up 15% and City Living was up 17%. California and the Western region, combined, produced nearly 50% of total revenues, reflecting the strategic diversification of the Company’s operations over the past decade. With our $6.36 billion backlog, our highest second-quarter backlog ever, we believe FY 2018 will be a year of significant revenue growth.

“We project third-quarter end community count to be approximately 290, down from 312 at last year’s third-quarter end, but up from 283 at FY 2018 second quarter-end. With 75 planned new community openings in the back half of FY 2018, we project a FYE 2018 community count of approximately 315, compared to 305 at FYE 2017.

“Based on this projected increase in community count, our record second-quarter backlog, the quality of our brand and land portfolio, the financial strength of the affluent home buyer and the breadth of demographic segments we serve, we believe FY 2019 will be another year of growth as well.”

Martin P. Connor, Toll Brothers’ chief financial officer, stated: “We continue to focus on improving our Return on Equity (ROE) and driving value for shareholders, while maintaining our profit margins and balance sheet flexibility. In April, we increased our dividend 38% from $0.08 per quarter to $0.11 per quarter. We have also repurchased $291.5 million of stock to-date in FY 2018.

“Our rental apartment business continues to grow. We now control a pipeline of approximately 16,000 units in projects completed, in construction, under development or in approvals. We are expanding this operation beyond our metro Boston to Washington, D.C. base and now have teams in San Francisco, Los Angeles, Atlanta, Dallas and Phoenix.”

Robert I. Toll, executive chairman, stated: “Jobs are plentiful, unemployment is low, wages are rising and existing home price appreciation is providing the equity for customers to buy new homes. Home ownership and household formation rates are increasing, while supply remains constrained. With our solid land positions and the capital to expand, we are gaining market share and look forward to continued growth.

“Just yesterday, we were included once again in the Fortune 500. I am so proud of the tremendous effort of the entire Toll Brothers team. This recognition reflects their dedication to building our brand, and their focus on providing the highest quality, value and service to our customers.”

Toll Brothers’ financial highlights for the FY 2018 second quarter and six months ended April 30, 2018 (unaudited):

•	FY 2018’s second-quarter net income was $111.8 million, or $0.72 per share diluted, compared to FY 2017’s second-quarter net income of $124.6 million, or $0.73 per share diluted.

•
FY 2018’s second-quarter pre-tax income was $152.7 million, compared to FY 2017’s second-quarter pre-tax income of $199.2 million. FY 2018’s second-quarter results included pre-tax inventory write-downs totaling $13.8 million ($13.3 million attributable to operating communities and $0.5 million attributable to future communities). FY 2017’s second-quarter results included pre-tax inventory write-downs of $4.3 million ($2.94 million attributable to operating communities and $1.32 million attributable to future communities).

•
FY 2018’s second-quarter Income from unconsolidated entities was $2.6 million, compared to $45.9 million in FY 2017’s second quarter. FY 2017’s second-quarter Income from unconsolidated entities included $22.6 million from the sale of condominiums at the Company’s Pierhouse at Brooklyn Bridge Park joint venture and $20.5 million from the sale of a portion of the Company’s membership interest in The Morgan at Provost Square, a joint ventured rental property joint venture in Jersey City.

•	FY 2018’s six-month net income was $243.9 million, or $1.55 per share diluted, compared to FY 2017’s six-month net income of $195.1 million, or $1.15 per share diluted.

•	FY 2018’s six-month pre-tax income was $284.3 million, compared to FY 2017’s six-month pre-tax income of $309.0 million.

•
FY 2018’s six-month pre-tax income results included pre-tax inventory write-downs totaling $17.7 million ($17.1 million attributable to operating communities and $0.6 million attributable to future communities). FY 2017’s six-month results included pre-tax inventory write-downs of $8.9 million ($6.9 million attributable to operating communities and $2.0 million attributable to future communities).

•
FY 2018’s second-quarter total revenues of $1.60 billion, the highest second-quarter total in the Company’s history, and 1,886 units increased 17% in dollars and 15% in units, compared to FY 2017’s second-quarter total revenues of $1.36 billion and 1,638 units. The average price of homes delivered increased to $847,900, compared to $832,400 in FY 2017’s second quarter.

•	FY 2018’s six-month total revenues of $2.77 billion and 3,309 units rose 21% in dollars and 17% in units, compared to FY 2017’s six-month period totals of $2.28 billion and 2,828 units.

•
The Company’s FY 2018 second-quarter net signed contracts of $2.38 billion, the highest quarterly total in the Company’s history, and 2,666 units increased 18% in dollars and 6% in units, compared to FY 2017’s second-quarter net signed contracts of $2.02 billion and 2,511 units. The average price of net signed contracts was $893,900, compared to $804,200 in FY 2017’s second quarter, driven by strong contract results in California.

•
On a per-community basis, FY 2018’s second-quarter net signed contracts were 9.04 units per community, compared to second-quarter totals of 7.82 in FY 2017, 6.80 in FY 2016, 7.43 in FY 2015, and 7.14 in FY 2014. FY 2018’s second-quarter results were the highest second quarter since FY 2005.

•
The Company’s FY 2018 six-month net signed contracts of $4.07 billion and 4,488 units increased 25% in dollars and 11% in units, compared to net signed contracts of $3.26 billion and 4,033 units in FY 2017’s six-month period.

•
In FY 2018, second-quarter-end backlog of $6.36 billion, the highest second-quarter total in the Company’s history, and 7,030 units increased 27% in dollars and 17% in units, compared to FY 2017’s second-quarter-end backlog of $5.00 billion and 6,018 units. The average price of homes in backlog was $904,800, compared to $831,000 at FY 2017’s second-quarter end.

•
FY 2018’s second-quarter gross margin, as a percentage of revenues, was 18.8%, compared to 21.0% in FY 2017’s second quarter. FY 2018’s second-quarter Adjusted Gross Margin was 22.5%, compared to 24.3% in FY 2017’s second quarter.

•	Interest included in cost of sales was 2.8% of revenue in FY 2018’s second quarter, compared to 3.0% in FY 2017’s second quarter.

•	SG&A, as a percentage of revenues, was 10.4%, compared to 10.8% in FY 2017’s second quarter.

•	Income from operations of $134.4 million represented 8.4% of revenues in FY 2018’s second quarter, compared to $138.2 million and 10.1% of revenues in FY 2017’s second quarter.

•	Income from operations of $218.1 million represented 7.9% of revenues in FY 2018’s six-month period, compared to $190.0 million and 8.3% of revenues in FY 2017’s six-month period.

•	Other income and Income from unconsolidated entities in FY 2018’s second quarter totaled $18.4 million, compared to $59.9 million in FY 2017’s second quarter.

•	Other income and Income from unconsolidated entities in FY 2018’s six-month period totaled $66.2 million, compared to $119.0 million in FY 2017’s six-month period.

•
FY 2018’s second-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 5.2%, compared to 3.5%, in FY 2017’s second quarter. As a percentage of beginning-quarter backlog, FY 2018’s second-quarter cancellation rate was 2.4%, compared to 1.7% in FY 2017’s second quarter.

•
The Company ended its FY 2018 second quarter with $475.1 million in cash, compared to $508.3 million in cash at 2018’s first-quarter end, and $691.3 million in cash at FY 2017’s second-quarter end. At FY 2018’s second-quarter end, the Company also had $1.15 billion available under its $1.295 billion, 20-bank credit facility, which matures in May 2021.

•
During the second quarter of FY 2018, the Company repurchased approximately 1.8 million shares of its common stock at an average price of $45.44, for a total purchase price of approximately $81.5 million.

•	To-date in FY 2018, the Company has repurchased approximately 6.2 million shares of its common stock at an average price of $46.86, for a total purchase price of approximately $291.5 million.

•	The Company’s Stockholders’ Equity at FY 2018’s second-quarter end was $4.48 billion, compared to $4.45 billion at FY 2017’s second-quarter end.

•
The Company ended its FY 2018 second quarter with a debt-to-capital ratio of 44.6%, compared to 44.2% at FY 2018’s first-quarter end and 45.4% at FY 2017’s second-quarter end. The Company ended FY 2018’s second quarter with a net debt-to-capital ratio(1) of 40.4%, compared to 40.1% at FY 2018’s first-quarter end, and 39.8% at FY 2017’s second-quarter end.

•
The Company ended FY 2018’s second quarter with approximately 51,000 lots owned and optioned, compared to 49,500 one quarter earlier, and 46,600 one year earlier. Approximately 32,000 of these 51,000 lots were owned, of which approximately 17,000 lots, including those in backlog, were substantially improved.

•	In the second quarter of FY 2018, the Company purchased 1,693 lots for $176.9 million.

•	The Company ended FY 2018’s second quarter with 283 selling communities, compared to 295 at FY 2018’s first-quarter end and 316 at FY 2017’s second-quarter end.

•
Based on FY 2018’s second-quarter-end backlog and the pace of activity at its communities, the Company now estimates it will deliver between 8,000 and 8,500 homes in FY 2018, compared to previous guidance of 7,800 and 8,600 units. It now believes the average delivered price for FY 2018 will be between $830,000 and $860,000 per home. This translates to projected revenues of between $6.64 billion and $7.31 billion in FY 2018, compared to $5.82 billion in FY 2017.

•	The Company now expects FY 2018 Other income and Income from unconsolidated entities of between $130 million and $160 million.

•
The Company reaffirms its previous guidance for full FY 2018 Adjusted Gross Margin of between 23.75% and 24.25%, SG&A, as a percentage of revenues, of approximately 10.0% and a FY 2018 tax rate of between 23% and 25%.

•	The Company expects FY 2018 third-quarter deliveries of between 2,100 and 2,200 units with an average price of between $830,000 and $850,000.

•	The Company expects its third-quarter FY 2018 Adjusted Gross Margin to be approximately 23.4% of revenues.

•	FY 2018 third-quarter SG&A is expected to be approximately 9.6% of third quarter revenues.

•	The Company’s third-quarter FY 2018 Other income and Income from unconsolidated entities is expected to be approximately $20 million.

•	FY 2018’s third-quarter effective tax rate is expected to be approximately 27.5%.

(1)	See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 11:00 a.m. (EDT) today, May 22, 2018, to discuss these results and its outlook for FY 2018. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls.” Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.

Toll Brothers, Inc., A FORTUNE 500 Company, is the nation's leading builder of luxury homes. The Company began business over fifty years ago in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers, as well as urban and suburban renters. It operates in 22 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia (Toll Brothers Apartment Living), Idaho, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Utah, Virginia, and Washington, as well as in the District of Columbia.

Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company acquires and develops rental apartment and commercial properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, and landscape subsidiaries. Toll Brothers also operates its own security company, TBI Smart Home Solutions, which also provides homeowners with home automation and technology options. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. Through its Gibraltar Real Estate Capital joint venture, the Company provides builders and developers with land banking, non-recourse debt and equity capital.

In 2018, Toll Brothers was named World’s Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies, the fourth year in a row it has been so honored. Toll Brothers was named 2014 Builder of the Year by Builder magazine, and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website website (tollbrothers.com/investor-relations).

Forward-Looking Statements
Information presented herein for the second quarter ended April 30, 2018 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.

This release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. One can identify these statements by the fact that they do not relate to matters of a strictly historical or factual nature and generally discuss or relate to future events. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should” and other words or phrases of similar meaning. Such statements may include, but are not limited to, anticipated operating results; home deliveries; financial resources and condition; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; cost of revenues; selling, general and administrative expenses; interest expense; inventory write-downs; home warranty and construction defect claims; unrecognized tax benefits; anticipated tax refunds; sales paces and prices; effects of home buyer cancellations; growth and expansion; joint ventures in which we are involved; anticipated results from our investments in unconsolidated entities; the ability to acquire land and pursue real estate opportunities; the ability to gain approvals and open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to secure materials and subcontractors; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities; and legal proceedings, investigations and claims.

Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements. Therefore, we caution you not to place undue reliance on our forward-looking statements.

The factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others: demand fluctuations in the housing industry; adverse changes in economic conditions in markets where we conduct our operations and where prospective purchasers of our homes live; increases in cancellations of existing agreements of sale; the competitive environment in which we operate; changes in interest rates or our credit ratings; the availability of capital; uncertainties in the capital and securities markets; the ability of customers to obtain financing for the purchase of homes; the availability and cost of land for future growth; the ability of the participants in various joint ventures to honor their commitments; effects of governmental legislation and regulation; effects of increased taxes or governmental fees; weather conditions; the availability and cost of labor and building and construction materials; the cost of raw materials; the outcome of various product liability claims, litigation and warranty claims; the effect of the loss of key management personnel; changes in tax laws and their interpretation; construction delays; and the seasonal nature of our business. For a more detailed discussion of these factors, see the risk factors in the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the SEC.

From time to time, forward-looking statements also are included in our periodic reports on Forms 10-K, 10-Q and 8-K, in press releases, in presentations, on our website and in other materials released to the public.

Any or all of the forward-looking statements included in our reports or public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. Many factors mentioned in our reports or public statements made by us, such as market conditions, government regulation, and the competitive environment, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements.

This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	April 30, 2018	October 31, 2017
	(Unaudited)
ASSETS
Cash and cash equivalents	$475,113	$712,829
Restricted cash and investments	1,161	2,482
Inventory	7,871,569	7,281,453
Property, construction and office equipment, net	185,676	189,547
Receivables, prepaid expenses and other assets	599,755	542,217
Mortgage loans held for sale	111,811	132,922
Customer deposits held in escrow	135,072	102,017
Investments in unconsolidated entities	466,591	481,758
Deferred tax assets, net of valuation allowances	6,807
	$9,853,555	$9,445,225

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$649,299	$637,416
Senior notes	2,860,290	2,462,463
Mortgage company loan facility	103,550	120,145
Customer deposits	469,586	396,026
Accounts payable	324,605	275,223
Accrued expenses	946,243	959,353
Income taxes payable	13,386	57,509
Total liabilities	5,366,959	4,908,135

Equity:
Stockholders’ Equity
Common stock	1,779	1,779
Additional paid-in capital	715,949	720,115
Retained earnings	4,690,272	4,474,064
Treasury stock, at cost	(925,317)	(662,854)
Accumulated other comprehensive loss	(1,980)	(1,910)
Total stockholders' equity	4,480,703	4,531,194
Noncontrolling interest	5,893	5,896
Total equity	4,486,596	4,537,090
	$9,853,555	$9,445,225

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data and percentages)
(Unaudited)

	Six Months Ended April 30,				Three Months Ended April 30,
	2018		2017		2018		2017
	$	%	$	%	$	%	$	%
Revenues	$2,774,667		$2,284,242		$1,599,199		$1,363,512
Cost of revenues	2,232,637	80.5%	1,810,443	79.3%	1,298,157	81.2%	1,077,441	79.0%
Gross margin	542,030	19.5%	473,799	20.7%	301,042	18.8%	286,071	21.0%

Selling, general and administrative expenses	323,919	11.7%	283,847	12.4%	166,652	10.4%	146,752	10.8%
Income from operations	218,111	7.9%	189,952	8.3%	134,390	8.4%	139,319	10.2%

Other:
Income from unconsolidated entities	41,444		92,349		2,564		45,904
Other income - net	24,791		26,689		15,794		13,986
Income before income taxes	284,346		308,990		152,748		199,209
Income tax provision	40,429		113,936		40,938		74,571
Net income	$243,917		$195,054		$111,810		$124,638
Per share:
Basic earnings	$1.58		$1.20		$0.73		$0.76
Diluted earnings	$1.55		$1.15		$0.72		$0.73
Cash dividend declared	$0.19		$0.08		$0.11		$0.08
Weighted-average number of shares:
Basic	154,306		163,040		152,731		163,492
Diluted	157,013		170,910		155,129		171,403

Effective tax rate	14.2%		36.9%		26.8%		37.4%

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2018	2017	2018	2017
Impairment charges recognized:
Cost of sales - land owned/controlled for future communities	$624	$1,982	$507	$1,321
Cost of sales - operating communities	17,061	6,935	13,325	2,935
	$17,685	$8,917	$13,832	$4,256

Depreciation and amortization	$12,520	$12,123	$6,349	$6,089
Interest incurred	$81,269	$85,310	$42,582	$43,536
Interest expense:
Charged to cost of sales	$78,912	$68,486	$45,027	$40,558
Charged to other income - net	1,001	1,995	285	1,953
	$79,913	$70,481	$45,312	$42,511

Home sites controlled:
Owned	31,991	32,561
Optioned	19,001	14,031
	50,992	46,592

Inventory at April 30, 2018 and October 31, 2017 consisted of the following (amounts in thousands):

	April 30, 2018	October 31, 2017
Land and land development costs	$1,948,108	$1,861,820
Construction in progress	5,087,716	4,720,926
Sample homes	557,229	506,557
Land deposits and costs of future development	252,997	167,445
Other	25,519	24,705
	$7,871,569	$7,281,453

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in five geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, Colorado, Idaho, Nevada, and Washington

California:	California

	Three Months Ended April 30,
	Units		$ (Millions)		Average Price Per Unit $
	2018	2017	2018	2017	2018	2017
HOME BUILDING REVENUES
North	338	277	$226.2	$189.3	$669,300	$683,600
Mid-Atlantic	398	367	254.9	226.5	640,500	617,100
South	319	274	240.7	195.1	754,600	712,100
West	532	441	349.4	302.7	656,700	686,400
California	270	248	438.4	373.3	1,623,500	1,505,300
Traditional Home Building	1,857	1,607	1,509.6	1,286.9	812,900	800,800
City Living	29	31	89.6	76.6	3,090,800	2,469,700
Total consolidated	1,886	1,638	$1,599.2	$1,363.5	$847,900	$832,400

CONTRACTS
North	363	408	$252.5	$264.2	$695,600	$647,400
Mid-Atlantic	548	563	347.8	346.9	634,600	616,200
South	466	406	339.5	294.1	728,400	724,500
West	660	703	445.1	438.2	674,400	623,400
California	564	388	901.2	594.1	1,597,900	1,531,200
Traditional Home Building	2,601	2,468	2,286.1	1,937.5	878,900	785,100
City Living	65	43	97.1	81.8	1,494,300	1,901,000
Total consolidated	2,666	2,511	$2,383.2	$2,019.3	$893,900	$804,200

BACKLOG
North	1,304	1,175	$905.6	$793.7	$694,500	$675,500
Mid-Atlantic	1,285	1,265	839.7	782.9	653,400	618,900
South	1,284	1,168	982.2	897.2	765,000	768,200
West	1,602	1,427	1,143.6	975.9	713,800	683,900
California	1,384	744	2,316.8	1,203.9	1,674,000	1,618,100
Traditional Home Building	6,859	5,779	6,187.9	4,653.6	902,200	805,300
City Living	171	239	172.5	347.3	1,009,000	1,453,000
Total consolidated	7,030	6,018	$6,360.4	$5,000.9	$904,800	$831,000

	Six Months Ended April 30,
	Units		$ (Millions)		Average Price Per Unit $
	2018	2017	2018	2017	2018	2017
HOME BUILDING REVENUES
North	547	486	$360.5	$335.0	$659,000	$689,300
Mid-Atlantic	730	664	461.9	410.5	632,700	618,200
South	540	464	412.2	337.3	763,300	726,900
West	944	776	607.4	513.8	643,400	662,100
California	455	403	725.5	593.1	1,594,500	1,471,700
Traditional Home Building	3,216	2,793	2,567.5	2,189.7	798,400	784,000
City Living	93	35	207.2	94.5	2,228,000	2,700,000
Total consolidated	3,309	2,828	$2,774.7	$2,284.2	$838,500	$807,700

CONTRACTS
North	634	684	$450.0	$435.9	$709,800	$637,300
Mid-Atlantic	872	943	559.9	583.5	642,100	618,800
South	769	672	578.5	498.1	752,300	741,200
West	1,149	1,055	779.0	684.4	678,000	648,700
California	952	614	1,547.2	929.3	1,625,200	1,513,500
Traditional Home Building	4,376	3,968	3,914.6	3,131.2	894,600	789,100
City Living	112	65	159.0	131.1	1,419,600	2,016,900
Total consolidated	4,488	4,033	$4,073.6	$3,262.3	$907,700	$808,900

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and six-month periods ended April 30, 2018 and 2017, and for backlog at April 30, 2018 and 2017 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2018	2017	2018	2017	2018	2017
Three months ended April 30,
Revenues	26	56	$35.4	$153.2	$1,360,000	$2,736,100
Contracts	44	41	$69.6	$36.5	$1,583,000	$889,600

Six months ended April 30,
Revenues	54	143	$67.9	$370.6	$1,257,700	$2,591,700
Contracts	118	69	$191.8	$79.9	$1,625,100	$1,158,400

Backlog at April 30,	180	110	$291.3	$180.8	$1,618,300	$1,643,600

RECONCILIATION OF NON-GAAP MEASURES
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s Adjusted Gross Margin and the Company’s net debt-to-capital ratio.
These two measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the homebuilding business.
The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other homebuilders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other homebuilders to the extent they provide similar information.
Adjusted Gross Margin
The following table reconciles the Company’s gross margin as a percentage of revenues (calculated in accordance with GAAP) to the Company’s Adjusted Gross Margin (a non-GAAP financial measure). Adjusted Gross Margin is calculated as (i) gross margin plus interest recognized in cost of sales plus inventory write-downs divided by (ii) revenues.
Adjusted Gross Margin Reconciliation
(Amounts in thousands, except percentages)

		Three Months Ended April 30,
		2018	2017
	Revenues	$1,599,199	$1,363,512
	Cost of revenues	1,298,157	1,077,441
	Gross margin	301,042	286,071
Add:	Interest recognized in cost of sales	45,027	40,558
	Inventory write-downs	13,832	4,256
	Adjusted gross margin	$359,901	$330,885

	Gross margin as a percentage of revenues	18.8%	21.0%

	Adjusted Gross Margin	22.5%	24.3%

The Company’s management believes Adjusted Gross Margin is a useful financial measure to investors because it allows them to evaluate the performance of our homebuilding operations without the often varying effects of capitalized interest costs and inventory impairments. The use of Adjusted Gross Margin also assists the Company’s management in assessing the profitability of our homebuilding operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Gross Margin
The Company has not provided projected third quarter and full year fiscal 2018 gross margin or a GAAP reconciliation for forward-looking Adjusted Gross Margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the third quarter or the full fiscal year. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our third quarter and full year fiscal 2018 gross margin.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation
(Amounts in thousands, except percentages)

		April 30, 2018	April 30, 2017	January 31, 2018
	Loans payable	$649,299	$637,931	$631,791
	Senior notes	2,860,290	2,993,882	2,859,689
	Mortgage company loan facility	103,550	61,129	38,344
	Total debt	3,613,139	3,692,942	3,529,824
	Total stockholders' equity	4,480,703	4,448,088	4,458,994
	Total capital	$8,093,842	$8,141,030	$7,988,818
	Ratio of debt-to-capital	44.6%	45.4%	44.2%

	Total debt	$3,613,139	$3,692,942	$3,529,824
Less:	Mortgage company loan facility	(103,550)	(61,129)	(38,344)
	Cash and cash equivalents	(475,113)	(691,266)	(508,277)
	Total net debt	3,034,476	2,940,547	2,983,203
	Total stockholders' equity	4,480,703	4,448,088	4,458,994
	Total net capital	$7,515,179	$7,388,635	$7,442,197
	Net debt-to-capital ratio	40.4%	39.8%	40.1%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
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